EXHIBIT 10. 3

WRITTEN DESCRIPTION OF LEASE AGREEMENT

LEASE AGREEMENT ENTERED BY JEFFREY SHARPE, (HEREINAFTER “LESSOR”), AND BY DEEAS RESOURCES, INC. (HEREINAFTER THE “LESSEE”), SUBJECT TO THE FOLLOWING RECITALS AND CLAUSES:

1.- LESSOR states that:

Our executive and head office is located at 6348, 49th Avenue, Ladner, British Columbia, V4K 5A1. We lease the office facility, which is approximately 110 square feet in size, at no cost, which is contributed to us by our President, Jeffrey Sharpe. This lease is on a month-to-month basis. We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.  When and if we require additional space, we intend to move at that time.  A copy of the Lease Agreement is attached as Exhibit 10.1 to the registration statement of which this prospectus forms a part.

1.1        It is the owner of the premises at 6348, 49th Avenue, Ladner, British Columbia, V4K 5A1.

2.- LESSEE states that:

2.1         It is a company incorporated according to the laws of Nevada by means of its articles of incorporation dated April 7, 2006.

3.- Both parties state that:

3.1        They agree to submit themselves to the provisions contained in the following:

C L A U S E S

FIRST.- SUBJECT MATTER OF THE LEASE.- LESSOR leases to LESSEE an area of approximately 110 square feet located at 6348, 49th Avenue, Ladner, British Columbia, to carry out its business.

Likewise, LESSOR grants the access and use to LESSEE to carry out its business, being at LESSEE’s sole cost and expense, without any responsibility for LESSOR.

SECOND.- PRICE OF THE LEASE.- LESSEE is not obliged to pay to LESSOR any money per month.

THIRD.- TERM OF THE LEASE.- The term of the lease will be INDEFINITE, any party may terminate the same by giving written notice to the other with 30 days advance notice. The Lease will be effective as of May 1, 2006.

FOURTH.- LESSEE agrees that all permanent works and improvements carried out in the leased premises will remain for the benefit of LESSOR.

FIFTH.- LESSEE is obliged to maintain the leased premises and return them at the conclusion of the lease in good conditions of conservation and maintenance, normal tear and wear excepted. Likewise, LESSEE should deliver the leased premises free of any claim or liability whether of labor, fiscal or administrative nature or obligations against third parties.

SIXTH.- For the interpretation and fulfillment of this agreement, the parties submit themselves to the laws and jurisdiction of British Columbia, Canada.

SEVENTH.- For everything related to this agreement, the parties appoint as their domiciles the following:

LESSOR:	6348, 49th Avenue,
Ladner B.C.	V4K 5A1

LESSEE:	800-885 W. Georgia St.
Vancouver	B.B.	V6H 3H1